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                                 EMPLOYMENT AGREEMENT

    This Employment Agreement is made and entered into this 27th day of June, 1996, by and between VDI Media, a California corporation ("VDI"), and R. Luke Stefanko("Employee").

    Whereas, VDI desires to assure that VDI retains the services of Employee, whose experience, knowledge and abilities with respect to the business and affairs of VDI are valuable to VDI;

    Now, therefore, VDI and Employee agree as follows:

    1.   POSITIONS AND DUTIES.

         1.1 VDI hereby employs Employee as Chief Executive Officer and President of VDI during the term of this Agreement, with powers and duties consistent with such position. Employee shall report to the Board of Directors of VDI.

         1.2 Employee shall devote his full working time to the promotion of the VDI's business and welfare, and use his best efforts to promote the VDI's products and services. During the term of his employment with VDI, Employee will not accept employment or engage in any manner, directly or indirectly, in any other business. Employee shall perform such duties and responsibilities incidental to his employment as may from time to time be requested by VDI and shall faithfully observe the VDI's policies and procedures.

    2.   COMPENSATION AND BENEFITS.

         2.1 GENERALLY; BASE SALARY. Beginning on the date of this Agreement, during the term of employment, for the services to be rendered by Employee hereunder, Employee shall receive the following compensation and benefits, payable as earned, in the intervals indicated, and prorated for any partial year:

              (a) An annual salary (the "Base Salary"), at the rate of Two Hundred Fifty Thousand dollars ($250,000) payable from the period commencing as of the date of commencement of the Term. The Base Salary shall automatically increase annually by a percentage equal to the change in the Consumer Price Index. The Base Salary may be increased (but not decreased) by the


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Compensation Committee of the Board of Directors of VDI by a vote at a meeting duly held; provided that Employee shall abstain from participating in such vote. The Base Salary shall be payable no less frequently than monthly. VDI may deduct from each installment of the Base Salary an amount sufficient to cover applicable federal, state and/or local income tax withholdings, old age and survivors and other social security payments, state disability insurance premiums and any other amounts which VDI is required to withhold by applicable law;

              (b) a stock option grant as of or prior to the commencement of the Term of with respect to 20,000 shares (the "Option Shares") of VDI common stock, to be issued pursuant to the 1996 Stock Incentive Plan(the "Stock Options"); and

              (c) the quarterly bonus payments described below to the extent VDI achieves quarterly earnings per share results adopted by the Board of the Directors at the beginning of each year, or, with respect to the fourth quarter of 1996, on or before September 30, 1996, ("Targeted Earnings"). If VDI attains the Targeted Earnings with respect to a particular quarter, Employee shall receive a bonus payment of $6,250 within 45 days after the last day of such quarter. If VDI's actual earnings per share are less than 75% of the Targeted Earnings, Employee shall not receive any bonus. If VDI's actual earnings per share equal 125% or more of the Targeted Earnings, Employee shall receive an increased bonus payment (subject to a maximum payment in any quarter of $12,500). To the extent VDI's earnings per share equal between 75% and 125% of the Targeted Earnings, Employee shall be entitled to receive a pro rated bonus payment within the range set forth above.

         2.2 FRINGE BENEFITS. Employee shall receive the following fringe benefits from VDI during the Term:

              (a) four weeks of paid vacation during each fiscal year of VDI (as used in this Paragraph, a "fiscal year" shall be the date which is 12 months following the date of commencement of the Term under this Agreement and each 12-month period thereafter). Any such vacation shall be taken at times in accordance with the vacation policies of VDI, unless approved otherwise by VDI, or if accrued by Employee and not taken in any fiscal year shall be accrued and carried forward to the subsequent fiscal year;


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              (b)  payment of the premium payable with respect to the health insurance plan provided by VDI for its executive officers and their families as from time to time in effect. In addition, Employee shall be permitted during the term hereof, if and to the extent eligible, to participate in any group life, hospitalization or disability insurance plan, health program, pension plan, similar benefit or other fringe benefits of VDI which may be available to executive officers of VDI;

              (c) an automobile allowance in the amount of Two Thousand dollars($2,000)per month (such allowance to include related automobile insurance and ordinary maintenance costs); and

              (d) reimbursement to Employee for all reasonable costs and expenses he incurs in connection with the performance of his duties and obligations under this Agreement, and which are consistent with the policies of VDI for executive officers.

    3. TERM. The term of this Agreement (the "Term") shall commence on the date hereof and shall terminate upon the first to occur of the following events:

         3.1  June 27, 2001;

         3.2  The death or permanent disability of Employee as defined in
Section 5.1 herein;

         3.3 The discharge of Employee for cause as defined in Section 5.2(a)herein.

    4. COVENANT NOT TO SOLICIT OR HIRE EMPLOYEES OR CUSTOMERS. For a period of two years commencing upon the termination of Employee's employment, Employee shall not, directly or indirectly, solicit or induce any of VDI's employees to terminate their employment with VDI, hire or cause any of the then current employees of VDI to be hired by any other company, or solicit or assist in soliciting any business from any of the then current customers or prospective customers of VDI on behalf of Employee or any other company.

    5.   TERMINATION.

         5.1 TERMINATION DUE TO DISABILITY, ETC. VDI may, by written notice to Employee, terminate his employment under the



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Agreement as of the date of that notice if Employee shall fail or be unable to perform his duties as the result of any physical or mental disability for 180 consecutive days or during any 210 days in any 240-day period (a "Permanent Disability"); Employees's employment under this Agreement shall terminate automatically upon Employee's death or adjudication of incompetency.

         5.2  TERMINATION FOR CAUSE.  By complying with the provisions of
Section 5.2(b) hereof, VDI may terminate Employee's employment under this Agreement for "Cause."

              (a) For purposes of this agreement, "Cause" shall mean:(i) fraud, embezzlement or conviction of or the pleading of guilty or no contest to any felony or to any misdemeanor involving dishonesty, (ii) gross negligence or willful failure of Employee to perform his duties hereunder, or (iii) any breach by Employee of his covenants or obligations under this Agreement.

              (b) If any one or more of the events enumerated under (a) above shall occur, VDI shall provide written notice (the "Warning Notice") to Employee of its intention to terminate this Agreement for Cause, the basis of such Cause, and the steps which VDI believes should be taken by the Employee to correct and cure the same. Unless Employee, within 30 days following receipt of the Warning Notice, substantially corrects and cures all matters delineated in the Warning Notice to VDI's reasonable satisfaction or if the matters set forth in the Warning Notice are not reasonably susceptible of being so cured or corrected within such 30-day period, VDI may terminate this Agreement so that VDI shall have no further obligation to Employee except as set forth in Section 5.3 herein, by delivering a notice of termination to Employee, which notice of termination shall be effective as of the date of delivery of such notice; PROVIDED HOWEVER, that Employee shall not be entitled to any notice or opportunity to cure a termination arising as a result of the "Cause" set forth in Section 5.2(a)(i) hereof.

         5.3  PAYMENTS UPON TERMINATION.

              (a) In the event Employee is terminated for any reason, VDI shall pay to Employee all accrued and unpaid Base Salary, all accrued and unpaid vacation and other accrued and unpaid benefits set forth herein to the date of termination, reimbursement of expenses prior to the date of termination in


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accordance with the provisions of this Agreement; continued insurance benefits under such circumstances and for such periods of time as are mandated by applicable state or federal law; and such other benefits or entitlements that are deemed to be vested pursuant to the provisions of Employee Retirement Income Security Act of 1974, as from time to time amended, and any regulations promulgated pursuant thereto. Such benefits shall be payable in accordance with the provisions therefor in this Agreement, or with regard to benefits for which no provision is made, promptly following termination of employment.

              (b) In the event Employee is terminated by VDI without Cause, then, in addition to the payments due to Employee under Section 5.3(a), and as Employee's sole and exclusive rights and remedies, VDI shall, for the remainder of the Term, be obligated to continue to provide to the Employee his Base Salary in accordance with the terms hereof (but no other payments or benefits except the Options vested in accordance with the Stock Option Agreement).

              (c) If a Change in Control of VDI shall have occurred while Employee is an employee of VDI, upon the subsequent Termination of the Employment of Employee within two years of such Change in Control, then, in addition to the payments due to Employee under Section 5.3(a), (i) VDI shall pay Employee his full Base Salary on a bi-weekly basis at the rate in effect at the time the notice of terminatino is given for a period of two years following the date of termination and (ii) VDI shall continue to provide Employee with medical insurance, life insurance, disability insurance and such other similar insurance benefits until Employee obtains other employment on a full-time basis, but not to exceed two years from the date of termination.

              (d) Employee shall have no duty to seek alternative employment in the event of termination. Notwithstanding the foregoing, VDI and Employee agree that if Employee enters into employment after termination by VDI hereunder without Cause, the total compensation earned by Employee together with any welfare or other benefits earned or received by Employee during any period that Employee continues to receive Base Salary shall be deducted from the amount, if any, which VDI would otherwise be required to pay or provide to Employee during such period hereunder. Employee agrees that he


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shall give written notice to VDI (promptly after accepting any engagement or employment or furnishing his services after termination of his employment with
VDI) of any amounts earned (or to be earned) by Employee and any benefits provided (or to be provided) to Employee pursuant to his new engagement or employment arrangement.

              (e) For the purposes of this Agreement, "Change in Control" of VDI shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act"); provided that, without limitation, such a change in control shall be deemed to have occurred if (i) a tender offer shall be made and consummated for the ownership of 25% or more of the outstanding voting securities of VDI,(ii) VDI shall be merged or consolidated with another corporation and as a result of such merger or consolidation less than 75% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of VDI, other than affiliates (within the meaning of the Exchange
Act) of any party to such merger or consolidation, as the same shall have existed immediately prior to such merger or consolidation, (iii) VDI shall sell, lease, exchange or transfer substantially all of its assets to another corporation, entity or person which is not a wholly-owned subsidiary, (iv) a person (other than Employee), as defined in Sections 13(d) and 14(d)(as in effect on the date hereof) of the Exchange Act, shall acquire 25% or more of the outstanding voting securities of VDI (whether directly, indirectly, beneficially or of record),(v) the shareholders of VDI approve a plan or proposal for the liquidation or dissolution of VDI, or (vi) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by VDI's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period. For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3 (as in effect on the date hereof) under the Exchange Act.

              (f) The phrase "Termination of the Employment" of Employee for purposes of this Agreement shall mean:



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              (i)  Termination by VDI of the employment of Employee for any reason other than death, disability, or for Cause as defined above; or

              (ii) Termination by Employment of his employment by VDI within six months of the occurrence of any of the following events:

                   (a) The assignment to Employee of any duties inconsistent with his positions, duties, responsibilities and status with the Company immediately prior thereto, or a change in Employee's reporting responsibilities, titles or offices as in effect immediately prior thereto, or any removal of Employee from or any failure to re-elect Employee to any of such positions, except in connection with the termination of Employee's employment due to death, disability or for Cause;

                   (b) A reduction by VDI in Employee's Base Salary as in effect on the date hereof or as the same may be increased from time to time;

                   (c) Without his express written consent, VDI requiring Employee to be based anywhere other than within thirty-five (35) miles of Employee's present office location, except for required travel on VDI's business to an extent substantially consistent with Employee's present business travel obligations;

                   (d) Subsequent to a Change in Control of VDI, the failure by VDI to continue in effect any benefit or compensation plan, stock ownership plan, stock purchase plan, stock option plan, life insurance plan, health-and-accident plan or disability plan in which Employee is participating at the time of a Change in Control of VDI (or plans providing him with substantially similar benefits), the taking of any action by VDI which would adversely affect Employee's benefits under any of such plans or deprive Employee of any material fringe benefit enjoyed by him at the time of the Change in Control, or the failure by VDI to provide Employee with the number of paid vacation days to which he is then entitled in accordance with VDI's normal vacation policy in effect on the date hereof;

                   (e) Subsequent to a Change in Control of VDI, the failure by VDI to obtain the assumption of this Agreement by any successor.


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    6.   CONFIDENTIAL INFORMATION.  Employee acknowledges that the information, observations and data obtained by him while employed by VDI concerning the business or affairs of VDI (the "Confidential Information") are the property of VDI. Therefore, Employee agrees that Employee shall not disclose to any unauthorized person or use for Employee's own account any Confidential Information without the prior written consent of the Board of Directors of the Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Employee's acts or omissions to act or unless such information is required to be disclosed in connection with an administrative or judicial proceeding, provided that in such case, Employee agrees to notify VDI of the Confidential Information to be disclosed sufficiently in advance of such disclosure, and agrees, if requested, to use reasonable efforts to cooperate with VDI in seeking a protective order for such information. Employee shall deliver to VDI at the termination of the Term, or at any other time VDI may request, all "documents" and "writings", as defined in the California Evidence Code, and copies thereof, relating to the Confidential Information, work product or the business of VDI which Employee may then possess or have under his control. In the event of the breach or a threatened breach by Employee of any of the provisions of this
Section 6, VDI, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). Employee acknowledges and agrees that the covenant under this Section 6 shall apply during the Term and thereafter regardless of the reason for the termination of Employee's employment.

    7. RIGHT TO INJUNCTION. Employee acknowledges that any remedy at law for a breach by him of the provisions of Sections 4.1 or 6 hereof will be inadequate. Accordingly, in the event of the breach or threatened breach by Employee of Sections 4.1 or 6 hereof, VDI shall be entitled to injunctive relief in addition to any other remedy it may have.

    8. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements of the parties with respect to the subject matter hereof. This Agreement may not changed or amended except in writing signed by the parties and approved by VDI.


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    9.   GOVERNING LAW.  This Agreement shall be subject to, and be governed by, the laws of the State of California.

    10. ASSIGNMENT. Employee may not assign, transfer or convey this Agreement or any interest therein. This Agreement and all of VDI's rights and obligations hereunder may be assigned or transferred by it, in whole but not in part, to and shall be binding upon and inure to the benefit of any successor of VDI, but any such assignment shall not relieve VDI of any of its obligations. The term "successor" shall mean only any corporation or other business entity which by merger, consolidation, purchase of assets or otherwise succeeds to or otherwise acquires all or substantially all of the assets of VDI.

    11. SEVERABILITY. If any provision of this Agreement as applied to either party or to any circumstances shall be adjudged by a court of competent jurisdiction to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

    12. WAIVER. Waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

    13. COUNTERPARTS. This Agreement shall be executed in a number of identical counterparts, each of which shall be construed as an original for all purposes, but all of which taken together shall constitute one and the same Agreement.

    14. NOTICES. Any notice required or permitted to be given under this Agreement shall be in writing and delivered in person or sent by registered or certified Unites States mail, postage and fees prepaid, to the addresses of the parties set forth below, or such other address as shall be furnished by notice hereunder by any such party:

    VDI                      VDI Media
                             6920 Sunset Boulevard
                             Hollywood, CA 90028

with copy to:

    EMPLOYEE:                R. Luke Stefanko
                             6920 Sunset Boulevard
                             Hollywood, CA 90028


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No failure or refusal to accept delivery of any envelope containing such notice shall affect the validity of such notice or the giving thereof.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                             VDI Media


                        By: /s/ Donald R. Stine
                           ---------------------------------
                           Title: CFO
                           ---------------------------------


                             R. Luke Stefanko
                           ---------------------------------
                           Employee



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